Contact: Don Watson (602) 631-7224

CSK Auto Corporation Reports Fourth Quarter and Fiscal 2004 Results

PHOENIX, AZ, May 3, 2005 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the fourth quarter and fiscal year ended January 30, 2005.

The financial results presented for the thirteen weeks and fiscal year ended January 30, 2005 include, as previously announced, our change in inventory valuation method from Last-in, First-out (“LIFO”) to First-in, First-out (“FIFO”) and corrections relating to lease accounting, vendor allowance recognition periods and certain previously recorded vendor allowances. The following financial information described as being on an “as adjusted basis” is adjusted for certain items described below and in the accompanying tables.

Financial Results

Net sales for the thirteen weeks ended January 30, 2005 (the “fourth quarter of fiscal 2004”) were $369.9 million as compared to $372.3 million for the thirteen weeks ended February 1, 2004 (the “fourth quarter of fiscal 2003”). Net sales for the fiscal year ended January 30, 2005 (“fiscal 2004”) were $1,577.5 million as compared to $1,578.1 million for the fiscal year ended February 1, 2004 (“fiscal 2003”). Same store sales decreased 1.9% for the fourth quarter and decreased 0.7% for the fiscal year. Retail same stores sales decreased by 3.0% for the fourth quarter and decreased by 1.2% for the full year, and commercial same store sales increased by 4.3% for the fourth quarter and 1.8% full year.

Gross profit was $163.1million, for the fourth quarter of fiscal 2004 as compared to $172.8 million, for the fourth quarter of fiscal 2003. Gross Profit for fiscal 2004 was $733.9 million as compared to $717.1 million for the same period of fiscal 2003.

Operating and administrative expenses were $157.3 million for the fourth quarter of fiscal 2004 as compared to $156.9 million for the same period of fiscal 2003. Operating and administrative expenses were $635.5 million and $619.9 million for fiscal 2004 and fiscal 2003, respectively.

The operating profit for the fourth quarter of fiscal 2004 was $5.2 million compared to an operating profit of $3.5 million for the fourth quarter of fiscal 2003. Operating profit for fiscal 2004 totaled $96.1 million (6.1% of net sales) compared to $84.5 million (5.3% of net sales) for fiscal 2003.

On a GAAP basis, the net loss for the fourth quarter of fiscal 2004 was $3.4 million, or $(0.07) per diluted common share, compared to a net loss of $31.8 million, or $(0.68) per diluted common share, for the fourth quarter of fiscal 2003.

GAAP net income for fiscal 2004 was $36.9 million or $0.80 per diluted common share, compared to a GAAP net loss of $9.6 million, or $(0.21) per diluted common share, in fiscal 2003.

Other key financial performance indicators which have shown improvement year-over-year include: (1) net cash provided by operating activities which increased by $49.3 million to $101.9 million in fiscal 2004 from $52.6 million in fiscal 2003; (2) capital expenditures increased to $26.3 million in fiscal 2004 from $19.0 million in fiscal 2003; (3) adjusted free cash flow (a non-GAAP measure defined below) increased $3.7 million to $76.5 million in fiscal 2004 from $72.8 million in fiscal 2003; and (4) net debt (a non-GAAP measure defined below) was reduced by $48.7 million in fiscal 2004 to $440.8 million from $489.5 million in fiscal 2003. Additional information on these items is presented in the attached tables.

“Our fiscal 2004 financial performance was adversely affected by a difficult sales environment. The sales trends have continued to improve in the first quarter of fiscal 2005. We remain optimistic about the sales outlook and the strength of our business. In spite of the tough environment, we continue to generate strong free cash flow”, said Maynard Jenkins, chairman and chief executive officer of CSK Auto Corporation. “We are focused on addressing issues within our control such as our inventory mix, average ticket and customer service. Also, we have increased our advertising exposure and have instituted a new incentive program for our sales associates to help increase sales.”

Accounting Change and Restatement of Financial Results

Inventory Accounting

Effective the fourth quarter of fiscal 2004, we elected to change our method of inventory valuation from LIFO to FIFO. We believe that FIFO is a preferable method that better measures the cost of such inventories, results in a better matching of revenues and cost of sales and more accurately reflects our financial position. Accordingly, our fourth quarter 2004 financial results are prepared on the FIFO basis and we have retroactively restated previously reported financial results to conform to this presentation. The tables that follow detail the impact this change had on our financial results for the periods indicated.

Accounting Corrections

As included in our Annual Report on Form 10K filed on May 2, 2005, we have retroactively restated previously reported financial results to correct our accounting for leases and vendor allowances.

Outlook

For fiscal year 2005, we are forecasting same store sales increases of approximately 3% and we are expecting to open or relocate between 50 to 55 stores. We expect our net income to be between $51.5 and $57.5 million. This will result in diluted earnings per common share of between $1.12 and $1.23, assuming approximately 46.0 million diluted shares outstanding. The full year forecast is taking in consideration the impact of a reduction of $2.4 million or $0.04 per share impact of the lease accounting. This assumes that diluted earnings per common share for the first quarter of fiscal 2005 will be between $0.16 and $0.19. Free cash flow (as defined below) in fiscal year 2005 is expected to be between $80 and $90 million. We expect to use this excess cash primarily to reduce outstanding debt.

Conference Call

In conjunction with this release, the Company will hold a conference call on Tuesday May 3, 2005 at 5:00 p.m. (ET) for the investing public. Investors may listen to a simultaneous web cast at www.cskauto.com. Click on “Investors,” then click “Conference Call.” This web cast will be archived for five days. Interested parties may hear a replay of the conference call from 7:00 p.m. (ET) Tuesday, May 3, 2005 through 8:00 P.M. p.m. (ET) Wednesday, May 4, 2005 by dialing (888) 266-2081, passcode 698897. (If retrieving digital replay outside of the U.S., please dial (703) 925-2533, passcode 698897.)

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of January 30, 2005, the Company operated 1,134 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for our products, the overall condition of the economy, timing and number of equity awards issued, factors affecting the import of products, inflation, consumer debt levels, factors impacting consumer spending and driving habits, conditions affecting new store development, weather conditions, risks related to compliance with Section 404 of the Sarbanes-Oxley Act, and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

— Tables Follow —

	CSK AUTO CORPORATION AND SUBSIDIARIES
	(in thousands except per share data)
	Thirteen Weeks Ended		Fiscal Year Ended
	January 30,	February 1,	January 30,	February 1,
	2005	2004	2005 (1)	2004 (1)
		(Restated)		(Restated)
Net sales	$369,892	$372,343	$1,577,460	$1,578,056
Cost of sales	206,833	199,538	843,600	860,952
Gross profit	163,059	172,805	733,860	717,104
Other Costs and expenses
Operating and administrative	157,320	156,938	635,541	619,932
Store closing costs	583	12,330	2,191	12,669
Operating Profit	5,156	3,537	96,128	84,503
Interest expense, net	8,663	11,775	33,460	52,418
Loss on debt retirement	1,026	45,179	1,026	49,494
Income (loss) before income taxes	(4,533)	(53,417)	61,642	(17,409)
Income tax expense (benefit)	1,108	21,650	(24,761)	(7,854)
Net income (loss)	$(3,425)	$(31,767)	$36,881	$(9,555)

Basic earnings per share:
Net income	$(0.07)	$(0.68)	$0.81	$(0.21)
Shares used	45,035	46,440	45,713	45,658
Diluted earnings per share:
Net income	$(0.07)	$(0.68)	$0.80	$(0.21)
Shares used	45,035	46,440	46,002	45,658

(1) Impact of our accounting change and corrections to after tax net income for the first three quarter in fiscal 2004 and the full year in fiscal 2003 is $0.9 and $11.2 million respectively.

Selected Financial Data:
($ in thousands)
	Thirteen Weeks Ended		Fiscal Year Ended
	January 30, 2005	February 1, 2004	January 30, 2005	February 1, 2004
Cash	$56,548	$37,221	$56,548	$37,221
FIFO inventory	$538,354	$522,849	$538,354	$522,849
Accounts payable	$178,444	$177,150	$178,444	$177,150
Interest expense, net	$8,663	$11,775	$33,460	$52,418
Capital expenditures..............................	$9,932	$8,422	$26,331	$18,990
Availability under revolving credit facility	$114,035	$120,068	$114,035	$120,068
Total debt (including current maturities)	$497,313	$526,726	$497,313	$526,726
Net debt (total debt less cash)	$440,765	$489,505	$440,765	$489,505

We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. We adjusted free cash flow for premiums paid on the early retirement of debt to compare free cash flow as generated by our normal operations. Free cash flow can be reconciled to net cash provided by operating activities as follows ($ in thousands):

Reconciliation of Free Cash
Flow:
	Fiscal Year Ended
	January 30,	February 1,
	2005	2004
Net cash provided by operating activities	$101,936	$52,578
Cash paid for capital expenditures	(26,331)	(18,990)

Free cash flow	75,605	33,588

Cash paid on early retirement of debt	895	39,176

Adjusted free cash flow	$76,500	$72,764

We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt can be reconciled as follows ($ in thousands):

Reconciliation of Net Debt:
	Fiscal Year Ended
	January 30,	February 1,
	2005	2004
Total debt (including current maturities)	$497,313	$526,726
Cash and cash equivalents	(56,548)	(37,221)

Net debt	$440,765	$489,505